Exhibit 99

             Snap-on Announces First Quarter 2007 Results

     Net earnings up 76.5% over prior year on 19.6% sales increase
       EPS of $0.66 for the quarter compared to $0.37 last year


    KENOSHA, Wis.--(BUSINESS WIRE)--April 24, 2007--Snap-on
Incorporated (NYSE:SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users, today announced first-quarter 2007 results.

    -- Net sales of $709.7 million were up $116.2 million, or 19.6%, over prior year, reflecting increases across all segments, including $49.3 million of sales from the November 2006 acquisition of Business Solutions and $17.0 million of currency translation.

    -- Operating earnings of $69.7 million increased $30.3 million, or 76.9%, over prior year. As a percentage of revenues, operating earnings improved to 9.6% in 2007 from 6.5% in 2006.

    -- Net earnings of $39.0 million, or $0.66 per diluted share, increased 76.5% from net earnings of $22.1 million, or $0.37 per diluted share, in the first quarter of 2006.

    "Continued progress is being made as we execute our strategies to improve customer service, strengthen our brands, improve our global supply chain, and reduce overall complexity and cost," said Jack D. Michaels, Snap-on chairman and chief executive officer. "Our first-quarter results reflect the considerable progress that our associates are making toward these priorities, and I thank them for their continued efforts. We believe the strategies we are implementing to improve the franchise proposition and the effectiveness of our global supply chain contributed to the improvement in first-quarter results."

    Snap-on Tools Group segment sales of $288.5 million were up $39.8 million, or 16.0%, from prior-year levels primarily driven by a 17.1% increase in U.S. sales. Year over year, U.S. sales benefited from a 6% increase in average sales per franchisee, which included higher sales from a new mid-tier product offering and the re-launch of the company's in-house warehouse distribution program. The increase in U.S. sales also reflects the impacts of lower levels of franchisee turnover and product returns. Sales in the company's international franchise operations increased 18.5% year over year, primarily due to continued strong growth in the United Kingdom and Australia.

    Operating earnings of $29.3 million were up $11.1 million, or 61.0%, from operating earnings of $18.2 million in the first quarter of 2006, primarily due to the higher sales coupled with lower costs, including benefits from our Rapid Continuous Improvement (RCI) program. As a percentage of sales, operating earnings improved to 10.2% in the quarter as compared with 7.3% a year ago.

    Commercial & Industrial Group segment sales of $321.8 million were up 12.0% year over year largely due to increased sales of professional tools in Europe, continued strong sales growth in emerging markets, and higher sales of tools, including power and specialty tools, for industrial applications in the United States. Currency translation contributed $12.5 million of the sales increase.

    Operating earnings of $28.1 million increased $5.0 million, or 21.6%, from prior year, primarily due to the higher sales and benefits from ongoing cost reduction and restructuring initiatives. These increases in operating earnings were partially offset by higher restructuring costs and continued investment spending related to the expansion of distribution and manufacturing in emerging markets and lower-cost regions. As a percentage of sales, operating earnings improved to 8.7% in the quarter as compared with 8.0% a year ago.

    Diagnostics & Information Group segment sales of $167.8 million were up $48.6 million from prior-year levels primarily due to sales from the November 2006 acquisition of Business Solutions, higher Equipment Solutions sales, increased sales of handheld diagnostics and related software, and higher sales of information products from Mitchell1(TM). These increases were partially offset by the impact of outsourcing certain non-strategic, low-margin equipment products previously manufactured for the Snap-on Tools Group.

    Operating earnings of $21.6 million in the quarter were up $11.3 million from prior year primarily due to the earnings contribution from Business Solutions, an improved sales mix of higher-margin products, and benefits from improved productivity and cost reduction initiatives. As a percentage of sales, operating earnings improved to 12.9% in the quarter as compared with 8.6% a year ago.

    Financial Services operating earnings were $3.7 million on $13.4 million of revenue, as compared with $2.0 million of operating earnings on $11.2 million of revenue a year ago. The increase in operating earnings primarily reflects the impact of higher effective yields.

    "We are encouraged with the progress made to date in executing our strategic initiatives," said Michaels, "and we remain optimistic about the opportunity for sustained profitable growth and value creation."

    Outlook

    Snap-on will continue implementing its strategic and rapid continuous improvement initiatives in 2007, including its continued focus on emerging markets, product innovation, strengthening the franchise proposition, leveraging its brands, enhancing customer service, improving manufacturing and process effectiveness, lowering administrative costs, and pursuing growth initiatives. As a result of these initiatives, Snap-on anticipates continued operating and earnings improvement for the remainder of 2007.

    Snap-on incurred $8.2 million of exit and disposal costs in the first quarter of 2007 and, as previously communicated, the company expects to incur approximately $28 million of exit and disposal costs in 2007 as part of its ongoing efforts to lower its cost structure and improve process effectiveness. Snap-on anticipates 2007 capital expenditures to be in a range of $50 million to $60 million, and depreciation and amortization expense to approximate $70 million. As a result of higher debt levels, primarily from the Business Solutions acquisition, Snap-on anticipates incurring approximately $24 million of higher year-over-year interest expense in 2007. Snap-on expects that its full-year 2007 effective tax rate will approximate 34.5%.

    Conference Call and Webcast April 24, 2007, at 9:00 a.m. Central

    A discussion of this release will be webcast on April 24, 2007, at 9:00 a.m. Central, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

    About Snap-on

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users. Product lines include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle manufacturers, dealerships and repair centers, as well as customers in industry, government, agriculture and construction. Products are sold through its franchisees, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.5 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

    Forward-looking Statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on's expected results that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. The company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the company's actual results to differ materially from those contained in the forward-looking statements include those found in the company's reports filed with the Securities and Exchange Commission, including the information under the "Safe Harbor" and "Risk Factors" headings in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

    For additional information, please visit www.snapon.com.


                         SNAP-ON INCORPORATED
            Condensed Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                             (unaudited)


                                                Three Months Ended
                                             -------------------------
                                              March 31,     April 1,
                                                2007         2006
                                             ------------ ------------

Net sales                                         $709.7       $593.5
Cost of goods sold                                (397.8)      (333.2)
                                             ------------ ------------
Gross profit                                       311.9        260.3
                                             ------------ ------------

Financial services revenue                          13.4         11.2
Financial services expenses                         (9.7)        (9.2)
                                             ------------ ------------
Operating income from financial services             3.7          2.0

Operating expenses                                (245.9)      (222.9)
                                             ------------ ------------
Operating earnings                                  69.7         39.4

Interest expense                                   (11.3)        (4.4)
Other income (expense) - net                         0.2         (1.2)
                                             ------------ ------------
Earnings before income taxes                        58.6         33.8

Income tax expense                                 (19.6)       (11.7)
                                             ------------ ------------
Net earnings                                       $39.0        $22.1
                                             ============ ============

Earnings per share:
  Basic                                            $0.67        $0.38
  Diluted                                          $0.66        $0.37

Weighted-average shares outstanding:
  Basic                                             58.2         58.2
  Effect of dilutive options                         0.8          0.9
                                             ------------ ------------
  Diluted                                           59.0         59.1
                                             ============ ============


                         SNAP-ON INCORPORATED
                   Supplemental Segment Information
                        (Amounts in millions)
                             (unaudited)


                                                Three Months Ended
                                             -------------------------
                                              March 31,     April 1,
                                                2007         2006
                                             ------------ ------------

Net sales:
Snap-on Tools Group                               $288.5       $248.7
Commercial & Industrial Group                      321.8        287.2
Diagnostics & Information Group                    167.8        119.2
                                             ------------ ------------
Segment net sales                                  778.1        655.1
Intersegment eliminations                          (68.4)       (61.6)
                                             ------------ ------------
Total net sales                                   $709.7       $593.5

Financial services revenue                          13.4         11.2
                                             ------------ ------------
Total revenues                                    $723.1       $604.7
                                             ============ ============

Operating earnings:
Snap-on Tools Group                                $29.3        $18.2
Commercial & Industrial Group                       28.1         23.1
Diagnostics & Information Group                     21.6         10.3
Financial Services                                   3.7          2.0
                                             ------------ ------------
Segment operating earnings                          82.7         53.6
Corporate                                          (13.0)       (14.2)
                                             ------------ ------------
Operating earnings                                 $69.7        $39.4

Interest expense                                   (11.3)        (4.4)
Other income (expense) - net                         0.2         (1.2)
                                             ------------ ------------
Earnings before income taxes                       $58.6        $33.8
                                             ============ ============


                         SNAP-ON INCORPORATED
           Condensed Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)


                                                Three Months Ended
                                             -------------------------
                                              March 31,     April 1,
                                                2007         2006
                                             ------------ ------------

Operating activities
Net earnings                                       $39.0        $22.1
Adjustments to reconcile net earnings to net
 cash provided (used) by operating
 activities:
  Depreciation                                      12.1         12.0
  Amortization of other intangibles                  4.4          0.5
  Stock-based compensation expense                   3.9          3.3
  Excess tax benefits from stock-based
   compensation                                     (2.2)        (3.4)
  Deferred income tax benefits                      (3.2)        (2.9)
  Gain on sale of assets                            (0.1)        (0.7)
  Loss on mark to market for cash flow
   hedges                                              -          0.1
Changes in operating assets and liabilities:
  (Increase) decrease in receivables                (5.5)       (27.0)
  (Increase) decrease in inventories                (3.0)        (9.6)
  (Increase) decrease in prepaid and other
   assets                                          (15.9)       (14.3)
  Increase (decrease) in accounts payable           12.5         26.6
  Increase (decrease) in accruals and other
   liabilities                                     (15.0)        20.8
                                             ------------ ------------
Net cash provided by operating activities           27.0         27.5

Investing activities
  Capital expenditures                             (13.3)       (10.7)
  Proceeds from disposal of property and
   equipment                                         1.9          2.5
                                             ------------ ------------
Net cash used in investing activities              (11.4)        (8.2)

Financing activities
  Proceeds from issuance of long-term debt         298.5            -
  Net increase (decrease) in short-term
   borrowings                                     (285.5)         6.0
  Purchase of treasury stock                       (31.2)       (26.0)
  Proceeds from stock purchase and option
   plans                                            13.8         25.4
  Excess tax benefits from stock-based
   compensation                                      2.2          3.4
  Cash dividends paid                              (15.9)       (15.8)
                                             ------------ ------------
Net cash used in financing activities              (18.1)        (7.0)

Effect of exchange rate changes on cash and
 cash equivalents                                    0.4          0.2
                                             ------------ ------------
Increase (decrease) in cash and cash
 equivalents                                        (2.1)        12.5

Cash and cash equivalents at beginning of
 period                                             63.4        170.4
                                             ------------ ------------
Cash and cash equivalents at end of period         $61.3       $182.9
                                             ============ ============

Supplemental cash flow disclosures
  Cash paid for interest                          $(10.3)       $(7.1)
  Net cash refunded (paid) for income taxes          3.4         (4.2)


                         SNAP-ON INCORPORATED
                Condensed Consolidated Balance Sheets
                        (Amounts in millions)
                             (unaudited)


                                              March 31,   December 30,
                                                2007         2006
                                             ------------ ------------

Assets
  Cash and cash equivalents                        $61.3        $63.4
  Accounts receivable - net of allowances          567.9        559.2
  Inventories                                      326.9        323.0
  Deferred income tax benefits                      71.5         76.0
  Prepaid expenses and other assets                100.8         91.6
                                             ------------ ------------
    Total current assets                         1,128.4      1,113.2

  Property and equipment - net                     296.8        297.1
  Deferred income tax benefits                      61.9         55.3
  Goodwill                                         781.1        776.1
  Other intangibles - net                          245.7        257.8
  Pension assets                                    14.1         14.0
  Other assets                                     152.4        141.0
                                             ------------ ------------
    Total Assets                                $2,680.4     $2,654.5
                                             ============ ============

Liabilities
  Accounts payable                                $193.3       $178.8
  Notes payable and current maturities of
   long-term debt                                   60.3         43.6
  Accrued benefits                                  45.5         41.4
  Accrued compensation                              67.7         90.4
  Franchisee deposits                               46.0         48.5
  Deferred subscription revenue                     32.1         25.3
  Income taxes                                      23.4         37.8
  Other accrued liabilities                        218.5        216.2
                                             ------------ ------------
    Total current liabilities                      686.8        682.0

  Long-term debt                                   503.9        505.6
  Deferred income taxes                             82.2         88.9
  Retiree health care benefits                      68.7         69.6
  Pension liabilities                              116.7        113.9
  Other long-term liabilities                      128.9        118.2
                                             ------------ ------------
    Total Liabilities                            1,587.2      1,578.2
                                             ------------ ------------

Shareholders' Equity
  Common stock                                      67.1         67.1
  Additional paid-in capital                       122.0        121.9
  Retained earnings                              1,203.3      1,180.3
  Accumulated other comprehensive income
   (loss)                                           27.1         21.2
  Grantor Stock Trust at fair market value          (0.4)       (19.4)
  Treasury stock at cost                          (325.9)      (294.8)
                                             ------------ ------------
    Total Shareholders' Equity                   1,093.2      1,076.3
                                             ------------ ------------
    Total Liabilities and Shareholders'
     Equity                                     $2,680.4     $2,654.5
                                             ============ ============

    CONTACT: Snap-on Incorporated
             Investors:
             Martin M. Ellen
             262/656-6462
             or
             Media:
             Richard Secor
             262/656-5561